Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner Strategic Hotels & Resorts—VP, Capital Markets & Treasurer

Rip Gellein Strategic Hotels & Resorts—Chairman & CEO

Diane Morefield Strategic Hotels & Resorts—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Jonathan Mohraz JPMorgan—Analyst

Ian Weissman ISI Group—Analyst

Ryan Meliker MLV & Co.—Analyst

Jeff Donnelly Wells Fargo Securities, LLC—Analyst

Will Marks JMP Securities—Analyst

Bill Crow Raymond James & Associates—Analyst

Lukas Hartwich Green Street Advisors—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2013 Strategic Hotels & Resorts earnings conference call. My name is Lisa, and I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host, Mr. Jon Stanner, Vice President, Capital Markets & Treasurer. Please proceed.

Jon Stanner —Strategic Hotels & Resorts—VP, Capital Markets & Treasurer

Thank you and good morning everyone. Welcome to the Strategic Hotels & Resorts first quarter 2013 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We’re hosting a live webcast of today’s call, which can be accessed by the same section of the site, with the replay of today’s call available for the next month.

Before we get underway, I would like to say this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of the factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg-G requirements.

I would now like to introduce members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Thank you, Jon. Good morning, everyone, and thank you for joining us on our first quarter conference call. This morning, we will review our first quarter results, cover trends we see as the near-term drivers of our business, as well as provide an update on the strategic direction for the Company, which we outlined on our last earnings call. Following my comments, Diane will review our first quarter results in more detail and highlight certain assets within the portfolio that were particularly notable.

Yesterday we reported another solid quarter of operating and financial results despite what we knew would be a challenging first quarter; a concern we highlighted on our last earnings call. While our results were slightly below consensus, we do not provide quarterly guidance, and the first quarter represents a timing matter versus any change in the strength of our underlying fundamentals.

RevPAR in our Total North American portfolio grew 6%, driven by a 6.4% increase in average rates, which offset a slight decrease in occupancy. Transient business was particularly strong during the quarter with occupied room nights up 6.2% and ADR nearly 7% higher than the first quarter of last year. This was particularly encouraging given the decline in group demand in the quarter, which affects the number of compression nights available to aggressively drive rates. As we mentioned on our fourth-quarter earnings call, we entered the 2013 budget season with a predictable but significant deficit in first quarter group bookings, with the first quarter pace down nearly 25,000 room nights compared to the first quarter of 2012. We were successful in closing some of that gap with shorter-term group bookings. For the quarter, we finished down approximately 19,000 group nights compared to the first quarter of last year, or 8.3% lower. We fully anticipated this decline in group demand, which was largely driven by significant, non-repeat business at three hotels in particular.

The Westin St. Francis was the host hotel to a large group last year that represented over 5,600 room nights and over $1.7 million in revenue. Chicago, as a market, was not as strong with its citywide conventions in 2013 as in 2012. As a result, our two hotels were down over 5,000 room nights, worth $1.7 million in revenue. In total, this non-repeat business was a loss of over 10,000 room nights and lowered our overall occupancy by about 1.5 points in the quarter. In addition, we experienced some disruption related to the renovation work at our Four Seasons Washington, D.C., InterContinental Chicago and Loews Santa Monica hotels during the quarter which reduced our RevPAR growth by approximately 130 basis points. Despite these headwinds, the North American portfolio still generated an 11% increase in property-level EBITDA, which is very close to our targeted two times EBITDA growth to RevPAR growth ratio.

EBITDA margins expanded 110 basis points, including $780,000 in one-time expenses related to the conversion of our F&B and spa outlets at the Fairmont Scottsdale Princess and InterContinental Miami. Excluding these items, EBITDA margins expanded by 130 basis points during the quarter. Looking forward, we continue to be encouraged by the trends we see across all segments of our business. Group pace will always be our best forward-looking indicator, and our pace for the last three quarters of the year is up nearly 11%. For the full year, definite group revenue is up 7.7%, driven by a 4.3% increase in room nights and 3.3% increase in average rate. We currently have 84% of our budgeted group rooms on the books, which is in line with historical levels.

Importantly, we continue to see signs of improvement in group spending. For example, banquet revenue per group room increased by 12.4% during the first quarter, primarily driven by increased meeting room rentals. The transient side of our business has outperformed throughout the recovery, and we are particularly pleased with our ability to drive rates as our business mix shifts increasingly back to the high-rated premium channels. We have yet to see any effect on our business from the government sequester or recent air travel delays, although we will closely monitor any potential fallout from such events. And, of course, competitive supply growth in the majority of our markets remains near zero, which we believe bodes well for a sustained lodging recovery.

We are also very pleased with the results of our capital spending initiatives that are driving improved operating performance and enhancing our already world-class portfolio of hotels. During the quarter, we completed capital projects at four different properties totaling approximately $19 million of owner-funded spending, including a $10 million renovation of all 477 guest rooms in the North Tower of the InterContinental Chicago. At the Fairmont in Scottsdale, we introduced the new Richard Sandoval three-meal restaurant concept known as the Ironwood American Kitchen. We expanded the existing Bourbon Steak restaurant space and opened the Well & Being Spa, which is a new wellness concept for the portfolio. At the Loews Santa Monica hotel, we are in the very final stage of a dramatic facade renovation that has completely upgraded the aesthetics of the exterior of the building. We also recently completed a ballroom renovation at the Four Seasons in Washington, D.C.

As it relates to our strategic initiatives, we remain committed to our plan to maintain and enhance our unique hotel portfolio during this extended lodging recovery. As we discussed, we continue to make creative and cost-effective improvements to our portfolio, maximizing the value of our hotels. We continue to be focused on conservatively managing our balance sheet. We have committed to selling a core asset to match-fund the equity we funded to purchase the Essex House. We are actively reviewing alternatives and plan to have an announcement around mid-year and to close on a transaction by year-end. We have several great assets to consider and are being deliberate but totally committed to achieve the timeline we have identified. We are also actively pursuing the sale of certain non-core assets including the Lakeshore Athletic Club, which is adjacent to the Fairmont Chicago hotel, and the H5 land parcel in Mexico. Lastly, we continue to review acquisition opportunities that meet our strict quantitative and qualitative underwriting thresholds as the only luxury pure play in our sector.

I would like to turn the call over to Diane to review our first quarter results in more detail.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Thank you, Rip. Good morning everyone.

Yesterday, we reported first quarter EBITDA of $34.5 million and FFO of $0.01 per share. As Rip highlighted, these results were slightly below consensus estimates, but were actually above our original outlook for the quarter. In addition to the decrease in the group room nights that Rip covered, our results were also affected by the seasonality of the JW Marriott Essex House in New York and the accounting treatment for the NOI guarantee from Marriott. GAAP accounting rules stipulate that any payments from the guarantee can only be recorded in the fourth quarter after a final true-up payment for the full year is made. As a result, during the quarter we recorded our 51% share of a $1.3 million loss at the property in Comparable EBITDA. However, under the Marriott NOI guarantee, which is $21.5 million for the full-year, Marriott made $5.6 million in payments in the quarter, of which $2.9 million represents our pro-rata share but is not reflected in our quarterly earnings and is recorded in deferred revenue. Including the $2.9 million payment, FFO per share would have increased by $0.01 and Comparable EBITDA would have increased to $37.4 million, which is a 12.3% increase over last year’s comparable EBITDA of $33.3 million. The $1.3 million recorded EBITDA loss for the JW Marriott Essex House represents a $2.5 million improvement over the first quarter of last year prior to our ownership and the reflagging of the hotel. The first quarter performance at the property included a 14 percentage point increase in occupancy and a 22% increase in RevPAR compared to last year.

Turning to our Total North American portfolio, we experienced solid results with a RevPAR increase of 6% in the first quarter, driven primarily by improvements in the transient side of our business. Transient room nights increased over 6% and transient ADR improved nearly 7% compared to the first quarter of 2012. Rate gains were evenly distributed across all transient segments, but also were enhanced by the inauguration in Washington, D.C., a strong spring break season at the Four Seasons

Punta Mita and general transient rate strength at the InterContinental Miami, the Ritz-Carlton Laguna Niguel and the Four Seasons Jackson Hole. Despite the fall-off in group demand in the first quarter, we were still able to increase group rate by 4.2% and our outlook for group business remains very positive for the balance of the year. Overall for the portfolio, average rates grew 6.4% in the quarter, which more than offset the expected slight decline in occupancy. Again, this was driven primarily by the non-repeat group business at the Westin St. Francis and our Chicago hotels, as well as displacement related to capital project at the Loews Santa Monica, the Four Seasons Washington, D.C. and the InterContinental in Chicago. In total, approximately 6,000 room nights were displaced due to renovation disruption, which resulted in $2.1 million in lost revenue, $1.5 million in lost EBITDA and reduced RevPAR growth by approximately 130 basis points.

Non-rooms revenue increased 4.6% during the quarter, despite the drop in occupancy and led to a 5.5% increase in Total RevPAR. Food and beverage revenue increased 4%, as several of our recently opened restaurant offerings, specifically Richard Sandoval’s Toro Toro at the InterContinental Miami and Michael Mina’s Handle Bar at the Four Seasons Jackson Hole, which led to improved outlet revenue by 5.3% for the quarter. While we’re encouraged by the success of our various F&B outlets, F&B costs of sales did increase 3.8% in the quarter due to opening expenses for the restaurants just noted. In addition, the JW Marriott Essex House F&B operation experienced a $2.3 million net loss in the quarter. We are actively addressing the situation and anticipate improvement as the year progresses.

Property level EBITDA in the Total North American portfolio increased 11.3%, compared to the first quarter of 2012, and EBITDA margins expanded 110 basis points. Labor productivity, which we measure by hours worked per occupied room, slipped slightly in the quarter as we opened our new food and beverage outlets. However, from a macro perspective, we have maintained our labor productivity gains, which are 9% better than our 2007 metrics. At the individual asset level, we had several high-performing hotels in the quarter, led by the Four Seasons Punta Mita, which benefited from a strong spring break season. We are cautiously optimistic that this year is the start of a sustained recovery for our world-class resort in Mexico, although, as one would expect, the second quarter is projected to be softer than the first quarter. We’ve attracted some additional group business to the hotel and have plans to add a new ballroom to accommodate the group meeting business.

At the InterContinental Miami, RevPAR grew over 18% for the quarter, driven by strong transient business. We also hosted the Notre Dame Alumni Association for the National Championship game in January, which helped contribute to the strong first quarter results. The hotel continues to benefit from our recent capital improvements, which has completely repositioned this hotel, including the upgrades of all of the guest rooms, the public spaces and the addition of a new high-end dining option. Our Four Seasons in Washington, D.C. experienced RevPAR growth of 13.4%, benefitting from the Presidential Inauguration in January. The Four Seasons Jackson Hole and Four Seasons Silicon Valley continue to perform well with RevPAR growth of 18.6% and 11.1%, respectively.

We did experience a decline in the first quarter results for the Marriott Grosvenor Square, which was again anticipated coming off a record year in 2012 with the Olympics and the Queen’s Jubilee. The hotel was negatively impacted by an approximate 500 group room event in the first quarter of last year that did not repeat in 2013. There was also a decline in transient travel this year. The London hotel market overall was down in the first quarter, however, we still outperformed our comp set with a 108 times market penetration. As noted, we anticipated a softening in the London market this year, but we actually exceeded our projections for the first quarter despite these trends.

It was a relatively quiet quarter from a transactional perspective. At the Hotel del Coronado, we closed a new $475 million financing priced at LIBOR plus 365 basis points, along with Blackstone, our joint venture partner. This replaces our former $425 million loan, which was financed at a nearly 6% interest rate. The excess proceeds from the new loan were distributed on a pro rata basis to the partners. Our share of approximately $18 million was used to reduce outstandings on the line of credit.

From a balance sheet perspective, we currently have $156 million outstanding on the line of credit and an additional roughly $15.6 million in letters of credit, leaving us with nearly $130 million of available capacity on the line. At the end of the quarter, we had approximately $80 million in unrestricted cash, predominantly at the hotel level. We also have two unencumbered assets. Our only debt maturity this year is the Marriott London Grosvenor Square which matures in October, and we are in discussion with the lender to refinance.

Regarding 2013 guidance, we are reaffirming all of our full-year guidance ranges. For the year, we expect comparable EBITDA to be between $195 million and $210 million and Comparable FFO in the range of $0.33 to $0.40 per share. RevPAR is expected to be between 5% and 7% and Total RevPAR between 4% and 6%. This is on our same store portfolio. EBITDA margins are expected to expand between 75 and 125 basis points.

That concludes our formal remarks. We would like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Jonathan Mohraz with JPMorgan. Please proceed.

Jonathan Mohraz —JPMorgan—Analyst

Good morning, Rip. Good morning, Diane.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Good morning.

Jonathan Mohraz —JPMorgan—Analyst

I was wondering if you could talk about what you are seeing on the transaction market. Are more high-quality assets coming to market? How likely is it you will do an acquisition this year? And then, with respect to the mid-year announcement regarding an asset sale to match the Essex House equity contribution, have you selected the asset that you’re going to sell and is it likely to be broadly marketed or more of an off-market transaction?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Thanks for your question. As we said, we’re still reviewing several alternatives as it relates to which asset to sell and exactly how to go about it. But we’ve said it will be by mid-year. We’ve got a number of alternatives that we’re reviewing among this terrific portfolio of assets. We want to be deliberate about it, but we are dedicated to get it done. We’ll let you know mid-year which asset we’ve selected, and how we’re going to go about it.

As it relates to the overall transaction volume, I think that you will hear from most folks in the industry that there hasn’t been as much volume as we had anticipated in terms of the number of hotels that we have looked at. We continue to want to be quite disciplined about it. We will just have to keep you up to speed as we go through the process, but it has been interestingly a mild market in terms of the transaction volume so far; especially at the level of the hotel that we would be interested in, in the luxury sector.

Jonathan Mohraz —JPMorgan—Analyst

Great. Thanks very much guys.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

You’re welcome.

Operator

The next question comes from the line of Ian Weissman with ISI Group. Please proceed.

Ian Weissman —ISI Group—Analyst

Yes, good morning. Just a quick follow-up question. In thinking about your portfolio of 18 assets, what would be the criteria that you’re weighing in terms of choosing which asset to sell?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Good morning, Ian. Predominantly where we have experienced a lot of growth and where the growth upside might not be what it is with our other hotels. That is probably where we can get the highest relative value at the scale that we need to pay off the line. That is essentially the primary factor.

Ian Weissman —ISI Group—Analyst

Okay. And just quickly, can you remind us what the citywide calendar looks like for the balance of the year in your three core markets? Call it Chicago, San Diego and, I don’t know, maybe your top two or three core markets.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Yes. Chicago is strong through the balance of the year, especially in the summer. San Francisco is again strong on a year-over-year basis for the balance of the year. Those are the two primary group markets that we have been concerned about, but they are good.

Ian Weissman —ISI Group—Analyst

Okay. Thank you.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

You bet.

Operator

Your next question comes from the line of Ryan Meliker with MLV & Company. Please proceed.

Ryan Meliker —MLV & Co.—Analyst

Good morning guys.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Good morning.

Ryan Meliker —MLV & Co.—Analyst

Just a couple of quick things. First of all, with regard to the Essex House, can you give us any idea — you indicated while the property experienced a negative cash flow in the quarter, it was better than last year. Was it in line with what you and Marriott were looking for in the quarter? Was it a little softer? Can you give us color on that? I’m trying to get an idea as to whether there is an expectation that Marriott is going to have to dip into that guarantee this year or not.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

By and large, the results were, as we stated, much better year-over-year. The occupancy was up based on our expectations. The rate was a little bit down from our expectations, but up from last year. We remain very optimistic with the asset. The guarantee will likely get funded this year. This would be the primary year probably for that guarantee, so that is why we highlighted it as we went through the quarter issues.

Ryan Meliker —MLV & Co.—Analyst

Okay. That is helpful. With regard to asset sales, can you help us understand why it’s taking so long to identify an asset for sale? With the Essex House, you announced the acquisition in August. Rip, I know there were some things that came up. But, Rip, you took over as CEO in October, and you have been with the Company for years now. What is it that is delaying the process to determine which asset is for sale?

And then as a follow-up to that, with the cash flows in London being down so much this quarter, does that have a negative impact on any desire to sell London near term?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

No. The cash flows in the first quarter don’t impact our view on London. It actually performed a little better than we thought. Obviously, year-over-year, given the two events we talked about, London was down a little bit but it is still performing wonderfully well. That is not an issue.

As it relates to the timeframe, I think we said in our last call that it would probably take us until mid-year. These are large, complex assets. They have interesting — there are interesting alternatives for us – so we’re exploring a number of assets and a number of different ways to sell them. So, it’s just that we feel like we should take the time. Our balance sheet is in good shape, the market’s improving, we don’t feel any great urgency, but we do believe it’s the right thing to do this year, and we’ll get it done.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Yes, and we’re comfortable with our liquidity and availability on the line if we needed it for any reason. And in the interim, we’re borrowing at LIBOR plus 300. We think it makes sense to be diligent. And in the meantime, we have the line outstanding.

Ryan Meliker —MLV & Co.—Analyst

That makes a lot of sense. Thank you. Just one last question,, and I will jump back in queue. With regard to the land parcel in Mexico and the Lakeshore Athletic Club, can you give us any color on how the marketing of those assets is progressing, what the buyer pool looks like and any ballpark idea of what type of proceeds you might see?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

We haven’t talked about the proceeds at this point in time, but we have had pretty good interest in the Lakeshore Athletic Club — three or four interested buyers that we’re talking to — so we feel good about that process, and we’re in active discussions with someone in Mexico as well. So, we’re not there yet, but we’re going through the process and dedicated to get something done here.

Ryan Meliker —MLV & Co.—Analyst

Great. Thanks a lot. I’ll drop back in queue with anything else.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Thanks.

Operator

Your next question comes from the line of Jeff Donnelly with Wells Fargo. Please proceed.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

Thanks guys. Actually, Rip, just to continue with that question, do you think, in a rough sense, that the proceeds you will get from Lakeshore and the H5 parcel are roughly close to what your basis is — or in the case of Lakeshore — what your basis is because you recently bought that and, from H5, what you have written the parcel down to?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

I think it’s a little premature, Jeff, but I don’t think we’re far off to tell you the truth. I think we have them reflected properly on our balance sheet. I think we’re pretty close.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

I think you guys had previously engaged a broker to sell the Four Seasons Jackson Hole. Did you release the broker?

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Well, we signed an agreement but never went to market with the formal offering memorandum. I think there is a term on the agreement, but it’s not being actively marketed.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

And then, I was just curious for your perspective — I think InterContinental just sold a property in London during the first part of this year that’s almost on the same block as your Marriott Grosvenor Square. I think that property went for 16 times EBITDA when you adjust for management fees and CapEx or reserves. Do you think that transaction was comparable to your property? How do you guys look at it?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

We thought the transaction was terrific. It points to a high value for high-quality assets. The Park Lane is probably in a different luxury tier, if you will, than our asset just in terms of both its location and concept. But it just proves, to our point and several others’ points, that these assets are valuable assets.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

They had a unique situation after they announced the acquisition of the hotel. They announced they were able to buy the land and now own the land fee simple. So, it is sort of a unique set of circumstances. Our hotel has about 45 years left on the lease, so it’s a little different as far as the facts of the situation. But no, it went at a great price, and they were able to get both the land and hotel.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

I think they also had 20-plus years left on their lease, and they bought the land for $100 million US or pounds.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Yes.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

Do you think that is something you guys would explore or is that not even an option that you would consider approaching the owner with?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

In terms of buying the fee?

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

Correct.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Currently, we don’t believe that the fee is available. We do not believe that Grosvenor Estate desires to sell the fee.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

And just a last question or two. On Punta Mita, I am curious what you think about the max potential of that property. Five years ago, EBITDA was something around $22 million or $24 million and, in 2012, it troughed at about $7 million. Since that time, I think a small St. Regis opened and, obviously, there have been the travel fears in Mexico. How do you think about the new normal for that property and maybe where its conceptual next peak is in EBITDA?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Well, you know, I think we’re cautiously optimistic. (A) We think it is bottom. (B) It had a very good first quarter compared to the last several years. We have seen the experienced traveler come back and pay high rates and book for next year and all those kinds of things. So, we think that is good. Where we have to be cautious is that the aspirational traveler hasn’t quite gotten through the Mexico issues, if you will, and we haven’t seen that yet. But, we think step one has, in fact, happened.

What is the new normal? I don’t think we can tell. The other side of the coin is that both Cancun and Cabo have gotten significant additional lift, and those markets have come back pretty well. I can’t tell you whether we can get back to $20 million or $22 million, but it’s certainly going in the right direction. It’s a beautiful property, and we’ve come off a very good first quarter so we’ll have to let it play out a little.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

I will actually jump back in the queue. Thanks, guys.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Thanks.

Operator

Your next question comes from the line of Will Marks with JMP Security. Please proceed.

Will Marks —JMP Securities—Analyst

Thank you. Good morning Rip, Diane and Jon.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Good morning.

Will Marks —JMP Securities—Analyst

Good morning. I wanted to start with a little more on New York, and I know you just have one asset there. Can you talk about the outlook there in terms of — I know you discussed a little bit of New York — just demand, and what you’re seeing from — is the new supply having an impact? I realize probably the new supply is not necessarily your particular segment, but any thoughts on what is going on in New York?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

The new supply really is not having much of an effect. That is a unique hotel and unique location. We’re going through the process of doing the improvements to the hotel and getting the Marriott system up and operating. So far, we’re pretty optimistic about the future of the hotel. The other thing that is going on in New York is the value of real estate around Central Park is going up dramatically. We think the intrinsic value of this real estate is also very strong.

So, on both fronts, we don’t think the supply increase in New York is going to have much effect on an asset of this quality and this location. We think real estate values are continuing to increase. By and large, we’re very optimistic about the acquisition.

Will Marks —JMP Securities—Analyst

Okay. Thanks. And, did you mention what the — I know it’s not in the supplemental, and I may have missed it on the call — what the RevPAR growth was in that asset?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

RevPAR growth was 22%.

Will Marks —JMP Securities—Analyst

Okay. Thank you. One other question, and just big picture – it looks like your US portfolio was up about 5% in terms of RevPAR. The STR data shows the luxury up a lot more than that. You’re not necessarily comparable to that set, but how do you think about that? And for the full-year, I imagine that your guidance is maybe less than what is expected out of that luxury segment. Can you talk about what we should be thinking about it?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Well, guidance for the company overall is 5% to 7%, and we reaffirmed the guidance. Obviously, we have a combination of luxury and upper-upscale assets, and we have a number of assets doing really very well. We have a couple of assets, as we talked about in the first quarter, that were down for the group of reasons we talked about. We feel the trends we see are quite good, and we think that we’ll be in that 5% to 7% range, and we’re confident that is a true statement.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Again, for the first quarter, we had the anomaly for group business in three of our hotels which affected the first quarter results. But, for full year, our guidance certainly is in line with luxury and upper-upscale targets that are out there more broadly.

Will Marks —JMP Securities—Analyst

Okay. That is perfect. Fair enough. Thank you.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

You bet.

Operator

Your next question comes from the line of Bill Crow with Raymond James. Please proceed.

Bill Crow —Raymond James & Associates—Analyst

Good morning guys.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Hi Bill.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Hi Bill.

Bill Crow —Raymond James & Associates—Analyst

A couple of questions. Diane, any thoughts about going out and doing a preferred and redeeming existing 8%—8.5% — wherever they are — the existing preferreds?

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

You know, Bill, we’re always monitoring the preferred market and looking at various options. As far as the level of preferred now, it’s probably less than 10% of our capital structure, so we’re comfortable with the total amount of the preferred, having done the partial tender about a year and a half ago. We could probably reissue at a lower rate. But again, we’re always monitoring the market, but that doesn’t really reduce our leverage to just do another preferred at a lower coupon. So it’s something we’re constantly monitoring and talking to the Board about.

Bill Crow —Raymond James & Associates—Analyst

Okay. Do you have a feel for how low your coupon may be if you were to do it today? Low 7’s, you think?

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

I don’t know. I haven’t gotten a quote recently. It was probably in that range when I talked to some of the bankers a little while ago, but I don’t know. I couldn’t tell you today where it would price.

Bill Crow —Raymond James & Associates—Analyst

Okay. Let me hit the asset sale one more time here. It seems like Lincolnshire and maybe London would be the most obvious when you look at the whole portfolio as far as fit goes. I guess my question is, at the time you did the Essex House deal, your stock was $6 or $6.50 a share, and from what I understood at the time, there was some debate about issuing equity to help pay for your portion of it.

It seems like if the stock would have been at $8 at that point, it would have been much more of a no-brainer. You’re trading at very low implied cap rate; a high multiple relative to the peer group. Talk about equity today as an alternative to an asset sale if you’d rather hold on to these assets that seem to be performing so well.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

That is a great question. Today we still believe we trade at a significant discount to NAV, so we’re hesitant to use our stock, but we have considered it. We would probably be more likely to use it in some fashion to acquire an asset as we have done in the past with the Four Seasons. I can see us doing that probably a little bit more naturally than we would be to just pay down the line because we do believe that there are a couple of — Marriott Lincolnshire would certainly be one that’s not a non-core asset — but one of our core assets that has less growth in it would probably be the more likely strategy as opposed to our issuing stock today.

Bill Crow —Raymond James & Associates—Analyst

Okay. That is it for me. Thank you.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

You bet.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Thanks, Bill.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Thanks, Bill.

Operator

Your next question comes from the line of Lukas Hartwich with Green Street Advisors. Please proceed.

Lukas Hartwich —Green Street Advisors—Analyst

Thank you. Hi guys. Rip, I think your margins today are somewhere around 24% versus something like 28% at the prior peak. Do you think you can close that gap this cycle?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Of course.

Lukas Hartwich —Green Street Advisors—Analyst

You think you can close it all the way or partially or any color?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

We’re something like 9% below or 7% below prior peak.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Yes, 9% below EBITDA margins based on our guidance for the year.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Do we think we can get there? As we talked about, we’re beginning to see pricing on the group side. We have had good experience with pricing on the transient side. As group picks up, we get the leverage from the compression on the group, and we have done, I think, a terrific job managing our labor. So, in fact, if we can continue to do that, I can’t see any reason why we wouldn’t close it all the way.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Only about one-third of our hotels are at peak RevPAR and/or EBITDA at this point. So again, we still feel we have a lot of runway more broadly across the portfolio.

Lukas Hartwich —Green Street Advisors—Analyst

And on the expense front, is there a little bit of wiggle room? I know you guys cut back in the downturn, and you’ve kind of been really judicious in holding down expenses as things have been improving. Are there some things that you are going to add as the economy improves or do you think you’re at a good kind of position from a labor perspective and other things?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

No, we are very diligent and very focused and very passionate about not letting the expenses, especially fixed expenses, go up from here.

Lukas Hartwich —Green Street Advisors—Analyst

Great. Thank you.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

You bet.

Operator

Your next question is a follow-up from the line of Ryan Meliker with MLV & Company. Please proceed.

Ryan Meliker —MLV & Co.—Analyst

Just one more quick question for you guys. I am wondering if you can provide some color. Maybe I missed it earlier in the call, but it looks like you had a strong rate growth in the quarter, up 7% in North America, but the margins only expanded by about 20 bps. Was there anything in particular going wrong that didn’t lead to more flow-through on the quarter?

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Well, we had F&B expenses of almost $800,000 for pre-opening expenses, and group business again was down significantly. So you didn’t get the ancillary spend. We also had a third-party manager at the bar in our Fairmont Scottsdale Princess. We decided to buy out that contract. It was not adding to value, we thought, and that was about a $500,000 hit in the quarter as well.

Ryan Meliker —MLV & Co.—Analyst

Got you. Okay and that is helpful. And then, as I think about the rest of the year, correct me if I’m wrong, but it looked like in the first quarter you reported solid RevPAR growth of 5% with group room nights down north of 8%, and the rest of the year it sounds like your pace is up 4%, implying about a 12 percentage-point swing. If I assumed 50% of your room nights going forward are in group, that is a 6 percentage point impact on RevPAR going forward. So, if transient trends hold up, you would be looking at double-digit RevPAR growth. Is that reasonable or am I missing something?

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

First of all, again, we reiterate we’re comfortable with the range of 5% to 7% over all. The group you’re a little high on. It’s probably more around 43% to 45% in group and the rest is transient so it’s not the full 50% you’re using, which is probably skewing your number.

Ryan Meliker —MLV & Co.—Analyst

Okay, great. Thanks very much.

Operator

Operator. The next question is a follow-up from the line of Jeff Donnelly with Wells Fargo. Please proceed.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

Thanks. Just a few odds and ends. I apologize if I missed this. What do you think of the outlook of the Four Seasons D.C. for the remainder of 2013 now that the Inauguration is behind us?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

D.C. looks very strong for the year. We have the IMF that is here this year, so we’re — that hotel is close to a 150 Rev index. It’s a phenom. It’s just a fabulous place, and it should have a very good year.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

Wish you had more rooms I’m sure.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Yes, we do.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

I guess odds and ends, but now that you have had some time at the helm, do you ever foresee yourself moving ahead with the Santa Monica land development that’s behind the Loews in coming years? Or is that really a strategy there to keep the entitlements alive for, perhaps, a future owner?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Actually, I have been out there walking on that piece of land and meeting with the lawyers and talking about what the possibilities are. You know, that is a valuable piece of land. It’s not the easiest — we love all of the officials in Santa Monica — but it’s not the easiest place in the world to develop. I think that it’s got good potential, and we met with our team yesterday, I think, and talked about the options and how we would move that along. So, we’ll see. I mean we have no announced plans at this point in time, but we’re looking at the options.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

But, you’re going down the path as if that is something you might explore. I know there are renderings and what have you with the City of Santa Monica, but I am just curious how you balance the upside there in terms of creating an obstruction in front of the hotel at the same time?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Our view about that is that it would be a relatively low-rise development. To build something four or five stories tall there and to get in the way of the view plane of the hotel makes no sense. So it’s one of the reasons we want to control it. In a two-story structure, you can still develop some very valuable property there.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

And just a last question. I know this is a small part of the Company, but Diane’s comment about buying out the contract made me think about it. I think you created the wine bar concept in a handful of hotels. Have you considered selling that concept or finding someone who would lease that from you guys so that you can switch it from an operating business to just a leased retail operation?

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

We haven’t gone down that path. We have five of them today and two more that are going to open very soon. So it’s been very successful. Would we license it in other locations? It’s a nice idea. We haven’t explored it a lot. As you say, it’s not a huge thing, but thank you for bringing it up.

Jeff Donnelly —Wells Fargo Securities, LLC—Analyst

Thanks.

Operator

Operator. I would now like to hand over the call back to Rip Gellein for closing remarks.

Rip Gellein —Strategic Hotels & Resorts—Chairman & CEO

Thank you for joining us, and we hope to talk to you in the next quarter. Thank you.

Diane Morefield —Strategic Hotels & Resorts—EVP & CFO

Thank you all.

Operator

Operator. Ladies and gentlemen this concludes the presentation. You may now disconnect. Have a great day.